Colfax Announces First Quarter 2021 Results

•Reported $0.19 EPS from continuing operations and achieved $0.44 of adjusted EPS
•Grew sales 8% including organic sales-per-day growth of 9%
•Recently announced expanded fast-growing foot & ankle business with April acquisition of MedShape
•Raising low-end of adjusted 2021 EPS guidance range to $2.05-$2.15

ANNAPOLIS JUNCTION, MD, April 29, 2021 (GLOBE NEWSWIRE) -- Colfax Corporation (NYSE: CFX), a leading diversified technology company, today announced its financial results for the first quarter of 2021.

The Company reported first quarter net income from continuing operations of $27 million, or $0.19 per share, compared to $0.06 per share in the prior year period. Adjusted earnings of $0.44 per share rose 16% from $0.38 per share in the prior year period and exceeded the Company’s previous guidance of $0.35 to $0.40 per share. Adjustments to reported earnings are included in this release.

In the first quarter, net sales of $879 million increased 8% on a reported basis, or 6% on a constant currency basis. Organic sales-per-day increased 9%. The Company also posted first quarter adjusted EBITA growth of 12% to $107 million. Adjusted EBITA margin was 12.2% in the quarter, a 50 basis points increase over the prior year period. The Company generated operating cash flow of $84 million and free cash flow of $60 million.

“Our results and momentum strengthened throughout the quarter,” said Matt Trerotola, Colfax President and CEO. “At ESAB, increased demand and our successful execution of margin expansion activities resulted in our highest-ever EBITA margin. In MedTech, market conditions improved and our Reconstructive segment delivered 8% organic sales-per-day growth and continues to gain share. We drove strong free cash flow in the quarter and are well on our way to generating more than $250 million in 2021. We are well-capitalized and positioned to execute our strategic growth program.”

During the quarter, the Company announced its intention to separate its fabrication technology and specialty medical technology businesses into two differentiated, independent, and publicly-traded companies, with a target completion date of the first quarter 2022. The Company strengthened its balance sheet in March with a registered public offering of 16.1 million shares of its common stock for net cash proceeds of $711 million. In April, Colfax completed the redemption of $700 million of its outstanding senior notes. As a result, the Company finished the first quarter with net leverage of 2.9 times and expects to end the year approaching 2.0 times before taking into account the potential impact from additional M&A investments.

Colfax also recently announced that it completed the acquisition of MedShape, Inc. in April. MedShape provides innovative surgical solutions for foot and ankle surgeons using its patented superelastic nickel titanium (NiTiNOL) and shape memory polymer technologies. The acquisition of MedShape® expands the Company’s foot & ankle platform that was formed from the recent Trilliant Surgical® and Scandinavian Total Ankle Replacement (STAR®) system acquisitions. With a total investment of approximately $225 million, the Company has created a high gross margin and fast-growing foot and ankle business with initial expected annualized revenues of approximately $65 million.

In the first quarter, Colfax’s Fabrication Technology segment sales increased 11% on an organic sales-per-day basis versus the prior year quarter and 8% overall, including a 1% positive impact from currency trends. The segment reported adjusted EBITA margins of 16.1%, compared to 14.8% in the prior year. Medical Technology segment sales in the quarter increased 5% on an organic sales-per-day basis compared to the prior year and 7% overall, including a 2% benefit from positive currency trends. The segment reported adjusted EBITA margins of 10.2%, compared to 10.6% in the prior year. Excluding the impact from recent acquisitions, Medical Technology segment adjusted EBITA margins increased 10 basis points compared to the prior year.

Updated 2021 Financial Outlook

Due to the strength of first quarter results, the Company announced that it is raising the low-end of its 2021 adjusted EPS outlook from $2.00-$2.15 to $2.05-$2.15. For the second quarter of 2021, Colfax expects adjusted earnings of $0.48 to $0.53 per diluted share. This guidance range reflects the recent equity issuance and senior note redemptions.

Conference Call and Webcast

The Company will hold a conference call to discuss its first quarter 2021 results beginning at 8:00 a.m. Eastern today, which will be open to the public by calling +1-877-303-7908 (U.S. callers) and +1-678-373-0875 (International callers) and referencing the conference ID number 1986324 and through webcast via Colfax’s website www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation (NYSE: CFX) is a leading diversified technology company that provides orthopedic and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. The Company uses its Colfax Business System (“CBS”), a comprehensive set of tools and processes, to create superior value for customers, shareholders and associates. In March of 2021, Colfax announced its intention to separate into two independent and public companies, which is targeted to be completed in the first quarter of 2022 to accelerate strategic momentum and unlock additional value creation potential; one business will focus on specialty medical technologies and the other on fabrication technologies. For more information about Colfax and our separation activities, please visit www.colfaxcorp.com.

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). These non-GAAP financial measures may include one or more of the following: adjusted net income from continuing operations, adjusted net income margin from continuing operations, adjusted net income per diluted share from continuing operations, adjusted EBITA (earnings before interest, taxes and amortization), adjusted EBITA margin, organic sales growth, and free cash flow. Colfax also provides adjusted EBITA and adjusted EBITA margin on a segment basis.

Adjusted net income from continuing operations represents net income (loss) from continuing operations excluding restructuring and other related charges, European Union Medical Device Regulation (“MDR”) and other costs, debt extinguishment charges, acquisition-related amortization and other non-cash charges, and strategic transaction costs. Colfax also presents adjusted net income margin from continuing operations, which is subject to the same adjustments as adjusted net income from continuing operations.

Adjusted net income per diluted share from continuing operations represents adjusted net income from continuing operations divided by the number of adjusted diluted weighted average shares. Both GAAP and non-GAAP diluted net income per share data are computed based on weighted average shares outstanding and, if there is net income from continuing operations (rather than net loss) during the period, the dilutive impact of share equivalents outstanding during the period. Diluted weighted average shares outstanding and adjusted diluted weighted average shares outstanding are calculated on the same basis except for the net income or loss figure used in determining whether to include such dilutive impact.

Adjusted EBITA represents net income (loss) from continuing operations excluding restructuring and other related charges, MDR and other costs, acquisition-related amortization and other non-cash charges, and strategic transaction costs, as well as income tax expense (benefit) and interest expense, net. Colfax presents adjusted EBITA margin, which is subject to the same adjustments as adjusted EBITA. Further, Colfax presents adjusted EBITA (and adjusted EBITA margin) on a segment basis, which excludes the impact of strategic transaction costs and acquisition-related amortization and other non-cash charges from segment operating income.

Organic sales growth (decline) excludes the impact of acquisitions and foreign exchange rate fluctuations.

Free cash flow represents cash flow from operating activities less purchases of property, plant and equipment.

These non-GAAP financial measures assist Colfax management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete restructuring plans that are fundamentally different from the ongoing productivity improvements of the Company. Colfax management also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

In this press release, Colfax presents forward-looking adjusted EPS and free cash flow guidance. Colfax does not provide such outlook on a GAAP basis because changes in the items that Colfax excludes from GAAP to calculate these measures can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Colfax’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis. These excluded items could have a significant impact on the Company’s GAAP financial results.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions, including the intended separation of Colfax’s fabrication technology and specialty medical technology businesses (the “Separation”), and the timing, method and anticipated benefits of the Separation, and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to, risks related to the impact of the COVID-19 global pandemic, including actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers; risks relating to the Separation, including the final approval of the Separation by Colfax’s board of directors, the uncertainty of obtaining regulatory approvals, including rulings from the Internal Revenue Service, if sought, Colfax’s ability to satisfactorily complete steps necessary for the Separation and related transactions to be generally tax-free for U.S. federal income tax purposes, the ability to satisfy the necessary conditions to complete the Separation on a timely basis, or at all, the ability to realize the anticipated benefits of the Separation, developments related to the impact of the COVID-19 pandemic on the Separation, and the financial and operating performance of each company following the Separation; other impacts on Colfax’s business and ability to execute business continuity plans; and the other factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Colfax’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Mike Macek
Vice President, Finance
Colfax Corporation
+1-302-252-9129
investorrelations@colfaxcorp.com

Colfax Corporation
Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended
	April 2, 2021	April 3, 2020

Net sales	$879,211	$816,356
Cost of sales	508,134	468,142
Gross profit	371,077	348,214
Selling, general and administrative expense	305,724	292,197
Restructuring and other related charges	4,046	9,180
Operating income	61,307	46,837
Interest expense, net	25,660	24,796
Income from continuing operations before income taxes	35,647	22,041
Income tax expense	7,917	13,173
Net income from continuing operations	27,730	8,868
Loss from discontinued operations, net of taxes	(7,490)	(3,360)
Net income	20,240	5,508
Less: income attributable to noncontrolling interest, net of taxes	1,166	1,027
Net income attributable to Colfax Corporation	$19,074	$4,481
Net income (loss) per share - basic
Continuing operations	$0.19	$0.06
Discontinued operations	$(0.05)	$(0.02)
Consolidated operations	$0.14	$0.03
Net income (loss) per share - diluted
Continuing operations	$0.19	$0.06
Discontinued operations	$(0.05)	$(0.02)
Consolidated operations	$0.13	$0.03

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions, except per share data
(Unaudited)

	Three Months Ended
	April 2, 2021	April 3, 2020
Adjusted Net Income and Adjusted Net Income Per Share
Net income from continuing operations attributable to Colfax Corporation (1) (GAAP)	$26.6	$7.8
Restructuring and other related charges - pretax (2)	4.0	11.0
MDR and other costs - pretax (3)	1.8	0.9
Acquisition-related amortization and other non-cash charges - pretax (4)	38.5	35.8
Strategic transaction costs - pretax (5)	1.4	0.9
Tax adjustment (6)	(10.0)	(2.6)
Adjusted net income from continuing operations (non-GAAP)	$62.3	$53.9
Adjusted net income margin from continuing operations	7.1%	6.6%
Weighted-average shares outstanding - diluted (in millions)	141.8	141.5

Adjusted net income per share - diluted from continuing operations (non-GAAP)	$0.44	$0.38

Net income per share - diluted from continuing operations (GAAP)	$0.19	$0.06
__________
(1) Net income from continuing operations attributable to Colfax Corporation for the respective periods is calculated using Net income from continuing operations less the income attributable to noncontrolling interest, net of taxes, of $1.2 million and $1.0 million for the three months ended April 2, 2021 and April 3, 2020, respectively.
(2) Restructuring and other related charges includes $1.8 million of expense classified as Cost of sales on our Condensed Consolidated Statements of Operations for the three months ended April 3, 2020, only.
(3) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.
(5) For the three months ended April 2, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses. For the three months ended April 3, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(6) The effective tax rates used to calculate adjusted net income and adjusted net income per share were 22.0% for the three months ended April 2, 2021 and 22.3% for the three months ended April 3, 2020, respectively.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions
(Unaudited)

	Three Months Ended
	April 2, 2021	April 3, 2020
	(Dollars in millions)
Net income from continuing operations (GAAP)	$27.7	$8.9
Income tax expense	7.9	13.2
Interest expense, net	25.7	24.8
Restructuring and other related charges(1)	4.0	11.0
MDR and other costs(2)	1.8	0.9
Strategic transaction costs(3)	1.4	0.9
Acquisition-related amortization and other non-cash charges(4)	38.5	35.8
Adjusted EBITA (non-GAAP)	$107.1	$95.5
Net income margin from continuing operations (GAAP)	3.2%	1.1%
Adjusted EBITA margin (non-GAAP)	12.2%	11.7%
__________
(1) Restructuring and other related charges includes $1.8 million of expense classified as Cost of sales on the Company’s Condensed Consolidated Statements of Operations for the three months ended April 3, 2020, only.
(2) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017.
(3) For the three months ended April 2, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses. For the three months ended April 3, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.

Colfax Corporation
Reconciliation of GAAP to non-GAAP Financial Measures
Change in Sales
Dollars in millions
(Unaudited)

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	%	$	%	$	%

For the three months ended April 3, 2020	$525.5		$290.8		$816.4
Components of Change:
Existing businesses(1)	34.8	6.6%	(0.5)	(0.2)%	34.3	4.2%
Acquisitions(2)	0.4	0.1%	14.0	4.8%	14.4	1.8%
Foreign currency translation(3)	7.4	1.4%	6.8	2.3%	14.2	1.7%
	42.6	8.1%	20.3	7.0%	62.9	7.7%
For the three months ended April 2, 2021	$568.1		$311.1		$879.2
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume.
(2) Represents the incremental sales from acquisitions closed subsequent to the first quarter of 2020.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

Colfax Corporation
Consolidated Balance Sheets
Dollars in thousands, except share amounts
(Unaudited)

	April 2, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$763,653	$97,068
Trade receivables, less allowance for credit losses of $35,560 and $37,666	553,785	517,006
Inventories, net	606,208	564,822
Prepaid expenses	75,205	69,515
Other current assets	79,114	113,418
Total current assets	2,077,965	1,361,829
Property, plant and equipment, net	479,240	486,960
Goodwill	3,331,531	3,314,541
Intangible assets, net	1,652,957	1,663,446
Lease asset - right of use	170,620	173,942
Other assets	354,301	350,831
Total assets	$8,066,614	$7,351,549

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$727,369	$27,074
Accounts payable	406,744	330,251
Accrued liabilities	424,298	454,333
Total current liabilities	1,558,411	811,658
Long-term debt, less current portion	1,481,997	2,204,169
Non-current lease liability	137,329	139,230
Other liabilities	597,808	608,618
Total liabilities	3,775,545	3,763,675
Equity:
Common stock, $0.001 par value; 400,000,000 shares authorized; 135,597,331 and 118,496,687 issued and outstanding as of April 2, 2021 and December 31, 2020, respectively	135	118
Additional paid-in capital	4,201,745	3,478,008
Retained earnings	536,441	517,367
Accumulated other comprehensive loss	(491,727)	(452,106)
Total Colfax Corporation equity	4,246,594	3,543,387
Noncontrolling interest	44,475	44,487
Total equity	4,291,069	3,587,874
Total liabilities and equity	$8,066,614	$7,351,549

Colfax Corporation
Consolidated Statements of Cash Flows
Dollars in thousands
(Unaudited)

	Three Months Ended
	April 2, 2021	April 3, 2020
Cash flows from operating activities:
Net income	$20,240	$5,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other impairment charges	62,785	58,336
Stock-based compensation expense	7,807	6,124
Non-cash interest expense	1,537	1,311
Deferred income tax benefit	(3,614)	(567)
Loss on sale of property, plant and equipment	257	976
Changes in operating assets and liabilities:
Trade receivables, net	(39,950)	29,445
Inventories, net	(32,743)	(16,431)
Accounts payable	83,442	30,592
Other operating assets and liabilities	(15,379)	(59,065)
Net cash provided by operating activities	84,382	56,229
Cash flows from investing activities:
Purchases of property, plant and equipment	(24,537)	(31,113)
Proceeds from sale of property, plant and equipment	—	1,688
Acquisitions, net of cash received, and investments	(103,475)	(7,830)
Net cash used in investing activities	(128,012)	(37,255)
Cash flows from financing activities:
Proceeds from borrowings on revolving credit facilities and other	179,367	608,673
Repayments of borrowings on revolving credit facilities and other	(185,643)	(364,403)
Proceeds from issuance of common stock, net	716,632	2,220
Deferred consideration payments and other	(2,704)	(1,353)
Net cash provided by financing activities	707,652	245,137
Effect of foreign exchange rates on Cash and cash equivalents and Restricted cash	(1,438)	(8,139)
Increase in Cash and cash equivalents and Restricted cash	662,584	255,972
Cash and cash equivalents and Restricted Cash, beginning of period	101,069	109,632
Cash and cash equivalents, end of period	$763,653	$365,604